Exhibit 5.1

April 6, 2015

Union Electric Company

1901 Chouteau Avenue

St. Louis, Missouri 63103

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Union Electric Company, a Missouri corporation (the “Company”). The Company has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (Registration No. 333-182258-02) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of an indeterminate amount of securities, which became effective on June 21, 2012. On April 6, 2015, the Company issued and sold $250,000,000 aggregate principal amount of its 3.65% Senior Secured Notes due 2045 (the “Notes”) under an indenture dated as of August 15, 2002, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”) (as amended and supplemented, the “Indenture”).

In connection with the issuance and sale of the Notes by the Company, I, or attorneys under my supervision, have reviewed originals (or copies certified or otherwise identified to my satisfaction) of (1) the Registration Statement; (2) a prospectus dated June 21, 2012 (the “Base Prospectus”) forming a part of the Registration Statement, as supplemented by a prospectus supplement dated March 31, 2015 (the “Prospectus Supplement”) relating to the Notes, both such Base Prospectus and Prospectus Supplement filed pursuant to Rule 424 under the Securities Act; (3) the Restated Articles of Incorporation and Bylaws, as amended, of the Company, each as in effect on the date hereof; (4) the Indenture; (5) a specimen of the Notes; and (6) corporate and other documents, records and papers and certificates of public officials. In addition, I, or attorneys under my supervision, have reviewed such other documents and materials as I, or attorneys under my supervision, have deemed necessary or appropriate for purposes of this opinion. In connection with such review, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the conformity to the originals of the documents submitted to us as certified or photostatic copies, the authenticity of the originals of such documents and all documents submitted to us as originals and the correctness of all statements of fact contained in such original documents. I have relied upon a certificate of the Trustee as to the authentication and delivery of the Notes under the Indenture.

On the basis of such review, I am of the opinion that the Notes are the valid and legally binding obligations of the Company, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any matter is brought.

This opinion is limited to the laws of the States of Missouri and New York and the federal laws of the United States of America insofar as they bear on the matters covered hereby. As to all matters of New York law, I have relied upon an opinion letter dated as of the date hereof of Morgan, Lewis & Bockius LLP, New York, New York. As to all matters of Missouri law, Morgan, Lewis & Bockius LLP is authorized to rely upon this opinion as if it were addressed to them.

I hereby consent to the reference to me under the heading “Legal Matters” in each of the Base Prospectus and the Prospectus Supplement and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed on or about April 6, 2015, which will be incorporated by reference in the Registration Statement. In giving the foregoing consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Gregory L. Nelson

Gregory L. Nelson

Senior Vice President, General Counsel and

Secretary

Union Electric Company

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